EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-11, and the related Prospectus of United Development Funding Income Fund V for the registration of 50,657,895 common shares of beneficial interest, and to the inclusion therein of our report dated February 5, 2014, with respect to the financial statements of United Development Funding Income Fund V as of December 31, 2013, and for the period from October 1, 2013 (Inception) through December 31, 2013, filed with the Securities and Exchange Commission.

Dallas, Texas

July 24, 2014